Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
April 19, 2013	President and CEO
or
Keith A. Simpson
Vice President and CAO
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES NET INCOME AND EARNINGS PER SHARE FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2013

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $850 thousand or $0.41 per diluted share, for the nine months ended March 31, 2013 as compared to $996 thousand or $0.48 per diluted share for the same period in 2012. The $146 thousand decrease in net income during the nine months was primarily attributable to a $625 thousand decrease in net interest income, which was partially offset by a $226 thousand increase in non-interest income, a $222 thousand decrease in income tax expense, a $23 thousand change in the recovery of loan losses and an $8 thousand decrease in non-interest expense. The decrease in net interest income was attributable to a $718 thousand decrease in interest income, which was partially offset by a $93 thousand decrease in interest expense. The decrease in interest income was primarily attributable to lower yields earned on the Company’s investment and loan portfolios and lower average balances of loans outstanding, which were partially offset by higher average balances of investment and mortgage-backed securities, when compared to the same period in 2012. The decrease in loan volumes was primarily attributable to lower volumes of construction loans outstanding, payoffs on non-accrual loans and repayments of loans in excess of originations. The decrease in interest expense was primarily due to lower rates paid on deposit accounts, which was partially offset by higher average balances of time deposits and FHLB short-term borrowings during the nine months ended March 31, 2013, when compared to the same period in 2012. The increase in non-interest income was primarily attributable to a $119 thousand decrease in other-than-temporary impairment (“OTTI”) charges on two private-label mortgage-backed securities recorded during the nine months ended March 31, 2013, a $117 thousand recognized gain on the sale of one other real estate owned property, and an $8 thousand recognized gain on the sale of investment securities, which were partially offset by decreases in deposit fee income. The decrease in income tax expense was primarily attributable to lower levels of taxable income and higher levels of charitable contributions which were eligible for PA tax credits. The decrease in non-interest expense was primarily attributable to a decrease in federal deposit insurance expense and a decrease in correspondent bank service charges, which were partially offset by increases in ATM expense, employee related expenses, and charitable contributions eligible for PA tax credits.

Net income for the three months ended March 31, 2013 totaled $139 thousand or $0.07 per diluted share, as compared to $382 thousand or $0.19 per diluted share for the same period in 2012. The $243 thousand decrease in net income during the three months ended March 31, 2013 was primarily attributable to a $324 thousand decrease in net interest income, an $11 thousand decrease in non-interest income, and a $5 thousand increase in non-interest expense, which were partially offset by an $85 thousand decrease in income tax expense and a $12 thousand change in the recovery of loan losses. The decrease in net interest income during the three months ended March 31, 2013 was attributable to a $378 thousand decrease in interest income which was partially offset by a $54 thousand decrease in interest expense. The decrease in interest income was primarily attributable to lower yields earned on the Company’s investment and loan portfolios and lower average balances of loans outstanding and investment securities, which were partially offset by higher average balances of mortgage-backed securities, when compared to the same period in 2012. The decrease in loan volumes were primarily due to lower volumes of construction loans outstanding and repayments on performing loans in excess of originations. The decrease in interest expense was primarily attributable to lower rates paid on deposit accounts and lower average balances of time deposits, which were offset by higher balances of short-term FHLB borrowings during the three months ended March 31, 2013 when compared to the same period in 2012. The decrease in income tax expense was primarily attributable to lower levels of taxable income. The decrease in non-interest income was primarily attributable to a $12 thousand increase in OTTI charges on one private-label mortgage-backed security recorded in the quarter ended March 31, 2013. The increase in non-interest expense was primarily attributable to increases in ATM expenses, employee related expenses and legal expenses, which were partially offset by a decrease in federal deposit insurance expense.

Market interest rates continued to remain low by historical standards throughout the nine months ended March 31, 2013. In response to this environment, the Company continued to increase the available for sale investment allocation and grow the U.S. Government agency floating rate mortgage-backed securities segment of the balance sheet. These actions allowed us to significantly bolster balance sheet liquidity. We also increased our Tier 1 leverage capital ratio from 11.14% at June 30, 2012 to 12.69% at March 31, 2013. As market conditions improve, we anticipate growing our asset base.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2009, West View Savings Bank began its second century of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	March 31, 2013 (Unaudited)	June 30, 2012 (Unaudited)
Total assets	$268,629	$273,341
Cash and Cash Equivalents	2,051	2,506
Certificates of Deposits	348	846
Investment securities available-for-sale	83,033	57,620
Investment securities held-to-maturity	18,059	82,400
Mortgage-backed securities held-to-maturity	122,493	79,086
Net loans receivable	34,078	39,433
Deposits	140,585	142,173
FHLB advances: long-term	17,500	17,500
FHLB advances: short-term	77,735	79,270
Equity	31,763	30,413
Book value per share – Common Equity	15.43	14.78
Book value per share – Tier I Equity	15.75	15.45
Annualized Return on average assets	0.41%	0.55%
Annualized Return on average equity	3.64%	4.75%
Tier I leverage ratio	12.69%	11.14%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended March 31, (Unaudited)		Nine Months Ended March 31, (Unaudited)
	2013	2012	2013	2012
Interest income	$1,370	$1,748	$4,541	$5,259
Interest expense	331	385	1,068	1,161

Net interest income	1,039	1,363	3,473	4,098
Recovery of loan losses	(23)	(11)	(73)	(50)

Net interest income after recovery of loan losses	1,062	1,374	3,546	4,148
Non-interest income	90	101	445	219
Non-interest expense	883	878	2,729	2,737

Income before income tax expense	269	597	1,262	1,630
Income taxes	130	215	412	634

NET INCOME	$139	$382	$850	$996

EARNINGS PER SHARE:
Basic	$0.07	$0.19	$0.41	$0.48
Diluted	$0.07	$0.19	$0.41	$0.48

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	2,057,930	2,057,930	2,057,930	2,057,930
Diluted	2,057,930	2,057,930	2,057,930	2,057,930